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                                   ___________ 1998



MAS Technology Limited
P.O. Box 30-248
24 Bridge Street
Lower Hutt, Wellington
New Zealand

Ladies and Gentlemen:

     This opinion is being delivered to you pursuant to Section 6.01(d) of the Agreement and Plan of Reorganization and Amalgamation (the "Agreement") among Digital Microwave Corporation, a Delaware corporation ("DMC"), its wholly owned subsidiary, South Amalgamation Sub Ltd., a corporation organized under the laws of New Zealand ("Sub"), and MAS Technology Limited, a corporation organized under the laws of New Zealand ("MAS"), dated December 22, 1997. Pursuant to the Agreement, Sub will merge with and into MAS (the "Reorganization"), and MAS will become a wholly owned subsidiary of DMC.

     Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     We have acted as legal counsel to MAS in connection with the Reorganization. As such, and for the purpose of rendering this opinion, we have examined (or will examine on or prior to the Effective Date) and are relying (or will rely) upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

     1.   The Agreement;

     2. Representations made to us by DMC and Sub in a letter reproduced as Exhibit A hereto;

     3. Representations made to us by MAS in a letter reproduced as Exhibit B hereto;

     4.   The Registration Statement;

     5. An opinion of Morrison & Foerster LLP substantially identical in substance to this opinion (the "Morrison Tax Opinion"); and

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MAS Technology Limited                                         ___________ 1998
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     6.   Such other instruments and documents related to the formation, organization and operation of DMC, Sub and MAS or to the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate.

     In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

     1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

     2. The Reorganization will be consummated in accordance with the Agreement and will be effective under the laws of New Zealand;

     3. The shareholders of MAS do not, and will not on or before the Effective Date, have an existing plan or intent to dispose of any amount of DMC Common Stock to be received in the Reorganization (or to dispose of MAS Capital Stock in anticipation of the Reorganization) such that the shareholders of MAS will not receive and retain a meaningful continuing equity ownership in DMC that is sufficient to satisfy the continuity of interest requirement as specified in Treasury Regulations Section 1.368-1(b) and as interpreted in certain Internal Revenue Service rulings and federal judicial decisions;

     4. MAS will pay its dissenting shareholders the value of their MAS Capital Stock out of its own funds. No funds will be supplied for that purpose, directly or indirectly, by DMC, nor will DMC directly or indirectly reimburse MAS for any payments to dissenters.

     5. No MAS shareholder guaranteed any MAS indebtedness outstanding during the period immediately prior to the Reorganization, and at all relevant times, including as of the Effective Time, (i) no outstanding indebtedness of MAS, DMC or Sub has or will represent equity for tax purposes; and (ii) no outstanding equity of MAS, DMC or Sub has or will represent indebtedness for tax purposes; and

     6.   The Morrison Tax Opinion has been delivered and not withdrawn.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for federal income tax purposes, the Reorganization will be a "reorganization" as defined in

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MAS Technology Limited                                         ___________ 1998
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Section 368(a) of the Code.  Further, we are of the opinion that DMC and MAS will each be a party to the reorganization within the meaning of Section
368(b) of the Code.

     In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

     1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     2. This opinion addresses only the classification of the Reorganization as a reorganization under Section 368(a) of the Code and the qualification of each of DMC and MAS as a party to the reorganization within the meaning of
Section 368(b) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the Reorganization or any other transaction (including any transaction undertaken in connection with the Reorganization). In particular, we express no opinion regarding (i) whether and the extent to which any MAS shareholder who has provided or will provide services to MAS, DMC or Sub will have compensation income under any provision of the Code; (ii) the effects of such compensation income, including but not limited to the effect upon the basis and holding period of the DMC stock received by any such shareholder in the Reorganization; (iii) the potential application of the "golden parachute" provisions (Sections 280G, 3121(v)(2) and 4999) of the Code, the alternative minimum tax provisions (Sections 55, 56 and
57) of the Code or Sections 305, 306, 357 424, and 708, or the regulations promulgated thereunder; (iv) other than that the Reorganization will be a reorganization within the meaning of Code Section 368 and the consequences that follow directly and solely from such characterization, the corporate level tax consequences of the Reorganization to MAS, DMC or Sub, including without limitation the survival and/or availability, after the Reorganization, of any of the federal income tax attributes or elections of MAS, after application of any provision of the Code, as well as the regulations promulgated thereunder and judicial interpretations thereof; (v) the basis of any equity interest in MAS acquired by DMC in the Reorganization; (vi) the tax consequences of any transaction in which MAS stock or a right to acquire MAS stock was received;
(vii) the tax consequences of the Reorganization to holders of options or warrants for MAS stock; or (viii) the tax consequences that may be relevant to particular classes of MAS stockholders such as dealers

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MAS Technology Limited                                         ___________ 1998
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in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

     3. No opinion is expressed as to any transaction other than the Reorganization as described in the Agreement or to any transaction whatsoever, including the Reorganization, if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     4. We note that persons who are shareholders of MAS and who are otherwise required to file a U.S. income tax return will be required to comply with certain notice requirements prescribed in the Treasury Department temporary regulations promulgated under Section 367 of the Code.

     5. This opinion has been delivered to you for the purpose of satisfying the conditions set forth in Section 6.01(d) of the Agreement and is intended solely for your benefit; it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement.

                                       Very truly yours,
                                           DRAFT
                                       /s/ BROBECK, PHLEGER & HARRISON LLP

Enclosures